UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 03, 2024

HCW Biologics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40591	82-5024477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 N. Commerce Parkway
Miramar, Florida		33025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 842-2024

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HCWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As reported in the Company’s Form 8-K filed on May 1, 2024 with the Securities and Exchange Commission (“SEC”), the Company became aware that it was the victim of a criminal scheme involving the impersonation of a Purchaser when there was a default (the "Default") on a legally binding commitment to purchase $8.0 million of secured notes from the Company. The scheme resulted in the misdirection of approximately $1.3 million held in Company accounts to a fraudulent account controlled by a third party. The legally binding commitment to purchase $8.0 million of secured notes was considered in the Company’s evaluation of whether there was substantial doubt in the Company’s ability to continue as a going concern, as described below. As a result of the Default, the Company determined that there was a flawed assumption in management’s assessment related to going concern conclusions disclosed in the financial statements as of and for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2024 (“Annual Report”). In addition, the Company identified a material weakness in its internal control over financial reporting related to financing transactions, which increase the risk of material misstatements in the Company’s financial statements and disclosures.

As a result of the foregoing, on May 3, 2024, the Audit Committee of the Company’s Board of Directors (the “Board”) concluded, after discussion with the Company’s management, that the financial statements as of and for the year ended December 31, 2023 should be restated and no longer be relied upon.

As such, the Company intends to file an amended Annual Report on Form 10-K (“Amendment”) restating disclosures pertaining to the following items: (1) risk factors related to the risk that material weakness in internal controls over financial reporting could lead to material misstatements in our financial statements; (2) the Company’s conclusion that its disclosure for controls and procedures and internal control over financial reporting were not effective as of December 31, 2023 due to a material weakness in internal control; and (3) a revised assessment by management of the Company’s ability to continue as a going concern and liquidity considerations without relying on a flawed assumption.

The Board and its Audit Committee are conducting an internal investigation of the events leading up to criminal scheme and the Default with the assistance of outside advisors, and they will work with management to evaluate internal controls over financial reporting related to financing transaction which may result in a remediation plan including implementation of additional procedures and controls pursuant to recommendations.

The above changes did not have any impact on the Company’s cash position, results of operations or other financial information contained in the financial statements as of and for the year ended December 31, 2023. The Company expects to file the Amendment as soon as practicable.

Management and the Audit Committee have discussed the matters described in this Item 4.02 with Grant Thornton LLP, the Company’s independent registered public accounting firm.

Forward Looking Statements

Certain statements in this Current Report on Form 8-K (the “Current Report”) are “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Current Report may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, without limitation, statements regarding the criminal fraud event, including the ultimate amount of the loss, the timing of the Amendment; the Company’s ability to evaluate and remediate its internal controls; and statements regarding the Company’s expectations with respect to the analysis of its ability to continue as a going concern. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on April 1, 2024, and in other filings filed from time to time with the SEC. Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCW BIOLOGICS INC.

Date:	May 3, 2024	By:	/s/ Hing C. Wong
Hing C. Wong Founder and Chief Executive Officer